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                                                                   EX-99. (j)(A)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the use of our reports for the Capital Growth Fund, Endeavor Select Fund, Growth Fund, Large Cap Growth Fund, Large Company Core Fund, Large Company Value Fund, and U.S. Value Fund, a total of seven funds of the Wells Fargo Funds Trust, dated September 24, 2008, incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statements of additional information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 26, 2008